UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 11, 2009

(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52014	77-0451738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 E. Plumeria Drive, San Jose, California 95134

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Compensatory Arrangements of Certain Officers.

On November 11, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Techwell, Inc. (the “Company”) established the annual salaries of each of the Company’s named executive officers as follows (effective as of the next payroll period):  annual salary for Fumihiro Kozato, President and Chief Executive Officer, of $270,000; annual salary of Mark Voll, VP of Finance and Administration and Chief Financial Officer, of $240,000; annual salary for Feng Kuo, Sr. VP of Engineering and Chief Technical Officer of $250,000; and annual salary of David Nam, VP of Sales and Marketing, of $200,000.

In addition, the Committee approved the following equity grants that will vest over four years, with 25% of the total number of shares vesting on November 11, 2010, and the remainder of the shares vesting in equal monthly installments thereafter:

Name	Options to Purchase Common Stock	Restricted Stock Award

Fumihiro Kozato	31,000	14,000
Mark Voll	12,000	5,000
Feng Kuo	11,000	5,000
David Nam	16,000	7,000

A cash bonus plan for the Company’s named executive officers has also been approved by the Committee.  Upon attainment of certain financial performance targets by the Company for the second half of 2009, Mr. Kozato is eligible to receive a cash bonus between $34,500 and $69,000, Messrs. Voll and Kuo are each eligible to receive a cash bonus between $28,750 and $57,500 and Mr. Nam is eligible to receive a cash bonus between $21,000 and $42,000.  If the minimum performance targets are not met, no bonus amounts will be payable to the named executive officers.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2009

TECHWELL, INC.

By:	/s/ Mark Voll
Mark Voll
Vice President of Finance and Administration and Chief Financial Officer

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